FOR IMMEDIATE RELEASE

Media Contact:
Laura Tigges, 913-967-2936
laura.tigges@applebees.com

                 Applebee's Announces Advertising Agency Review

OVERLAND PARK, Kan.--(BUSINESS  WIRE)--Applebee's  International,  Inc. (Nasdaq:
APPB) today announced a creative review of its brand advertising account.

Draftfcb, Chicago, is Applebee's current agency of record.

George Williams, Applebee's chief marketing officer, announced the decision.

"We've had a great seven-year relationship with Draftfcb," Williams said, "and we appreciate their contributions to our success."

Williams plans to complete the review by end of second quarter. Draftfcb was invited to participate but declined.

"We are eager to write the next chapter in the advertising life of this great brand," Williams said. "We are looking for the best and brightest minds in the business to bring forward fresh, new and compelling advertising that will make consumers hunger for our food and eager to be a part of the Applebee's dining experience."

About Applebee's

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of Feb. 25, 2007, there were 1,942 Applebee's restaurants operating system-wide in 49 states, 16 international countries and one U.S. territory. Additional information on Applebee's International can be found at the company's website (www.applebees.com).